SUPPORT SERVICES AGREEMENT

RATIONAL ADVISORS, INC.

and

CITI FUND SERVICES OHIO, INC.

ETF Support Services Version 7-27-2016

TABLE OF CONTENTS

1.                   DEFINITIONS

2.                   SERVICES AND RELATED TERMS AND CONDITIONS

3.                   INSTRUCTIONS

4.                   COMPLIANCE WITH LAWS; ADVICE

5.                   COMMUNICATIONS; RECORDS AND ACCESS; CONFIDENTIALITY; PUBLICITY

6.                   SCOPE OF RESPONSIBILITY

7.                   INDEMNITY

8.                   FEES AND EXPENSES

9.                   REPRESENTATIONS

10.                TERM AND TERMINATION

11.                GOVERNING LAW AND JURISDICTION

12.                MISCELLANEOUS

_________________

Schedule 1       Definitions

Schedule 2       Services

Schedule 3       Dependencies

Schedule 4       Fees and Expenses

Schedule 5       List of Funds

Schedule 6       Market or Reference Data

THIS SERVICES AGREEMENT is made on ___________________, 2016, by and between Rational Advisors, Inc., an Ohio corporation with its primary place of business at 36 N. New York Ave. 2nd Floor, Huntington, New York 11743 (the “Client”) and Citi Fund Services Ohio, Inc., an Ohio corporation with its primary place of business at 3435 Stelzer Road, Columbus, Ohio 43219 (the “Service Provider” and, with the Client, the “Parties”).

WHEREAS, the Client is the sponsor and investment adviser to the Strategy Shares, a registered investment company that operates as exchange traded funds in separate series (each, a “Fund,” and together with all other series subsequently established by Strategy Shares, the “Funds”);

WHEREAS, the Client desires to retain Service Provider to support the Client with certain specified operational matters for each Fund set forth on Schedule 5 hereto; and

WHEREAS, Service Provider is willing to provide such support on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties, intending to be legally bound, mutually covenant and agree as follows:

1.	DEFINITIONS

Schedule 1 contains capitalized terms that have the meanings set forth therein. Other capitalized terms used but not defined in Schedule 1 will have the meanings set forth herein.

2.	SERVICES AND RELATED TERMS AND CONDITIONS

(A)	Services. The Services are described in Schedule 2 (the “Services Schedule”). The Service Provider will perform the Services in accordance with and subject to the terms of this Agreement starting on the Effective Date and ending on the final day of the Term. The Services will be provided only on Business Days, and any functions or duties normally scheduled to be performed on any day that is not a Business Day will be performed on, and as of, the next Business Day.

(B)	Service Changes. The Service Provider will be obliged to perform only those Services set forth in the Services Schedule. The Service Provider will not be obliged to change the Services unless it has agreed to do so pursuant to an amendment to the Services Schedule. The Service Provider will reasonably accommodate requests to change the Services that the Service Provider determines in good faith to be non-material taking into account the effort and costs required to effect the requested change; the Client recognizes that isolated requests for changes or adjustments, when combined with other such requests, may in the aggregate have a material effect. Any change to the Services agreed by the Service Provider (a “Service Change”) will be set forth in an amendment to the Services Schedule signed by both Parties; each such amendment will specify (i) the timeline and dependencies, and the parties’ respective obligations, for implementing the Service Change and (ii) any implementation or additional ongoing fees and expenses that may be required to effect such Service Change. The foregoing process is the “Change Control Process.”

(C)	Provision of Information; Cooperation. In order to permit the Service Provider to provide the Services, the Client agrees to provide, and to cause its employees, agents, subcontractors and current and immediately preceding service providers to the Client to provide, to the Service Provider the information (and in such reasonable medium) that the Service Provider may reasonably request in connection with the Services and this Agreement, including, without limitation, any Organic Documents, Prospectus, Offering Documents and Policies and Procedures of the Client and any amendments thereto. Client requests to change the Services necessitated by a change to the Client’s Organic Documents, Prospectus, Offering Documents or Policies and Procedures or a change in applicable Law will be effective only upon execution by the parties of an amendment to the Services Schedule, as contemplated by the Change Control Process.

(D)	Dependencies. Without prejudice to clause 6(B), the Service Provider will not be liable to the Client or any other Person for any failure, delay or hindrance to provide any Service if such performance by the Service
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Provider is prevented, hindered or delayed in the following circumstances: (i) any Dependency set forth in Schedule 3 is not met through no fault of the Service Provider; (ii) the failure, delay or hindrance is at the written request or with the written consent of an Authorized Person; (iii) any Law to which the Service Provider is subject prohibits or limits the performance of the Services; and/or (iv) the failure, delay or hindrance results from a Force Majeure Event.

Notwithstanding the foregoing, the Service Provider will nevertheless use reasonable efforts to provide the Services while any of the circumstances specified in this clause 2(D)(iv) subsist, provided that the Client will reimburse the Service Provider for any extraordinary costs (relative to the costs that it would have incurred in the ordinary course of providing the Services, assuming such failure or inability had not so occurred) to the extent that they have been reasonably incurred or agreed in advance between the Parties. For purposes hereof, “Force Majeure Event” means any event due to any cause beyond the reasonable control of the Service Provider or, as applicable, any Administrative Support Provider, such as unavailability of communications systems or pricing information, sabotage, fire, flood, explosion, acts of God, civil commotion, strikes or industrial action of any kind, riots, insurrection, war or acts of government, or suspension or disruption of any relevant stock exchange or securities clearance system or market. The Service Provider will use reasonable efforts to minimize the adverse effects to the Client of any Force Majeure Event.

(E)	Information, Instruction and Data Sources; Liability for Third Parties. For purposes of this Agreement:

(i)	as between the Client and the Service Provider, the Client is responsible for the accuracy and completeness of, and the Service Provider has no obligation to review for accuracy or completeness: any Instruction, information or data submitted to the Service Provider for processing by the Client or its employees, agents and subcontractors (other than the Service Provider), general and limited partners (if any) and current and predecessor service providers, including Instruction, information or data submitted by (1) any Fund or any agent services or acting for the benefit of the Funds, (2) any intermediaries, distributors or principal underwriters, or their agents, acting for the benefit of the Funds (“Intermediaries”), or (3) any custodian that holds assets of the Funds (“Custodians”). The Service Provider may charge the Client for additional work required to re-process any such incorrect data at its standard hourly rates or as may be agreed to from time to time in a written fee schedule approved by the Parties;

(ii)	subject to clauses 2(D) and 6, the Service Provider or its employees, agents or subcontractors (other than Non-Discretionary Subcontractors) is responsible for preparing and producing any data accurately and completely;

(iii)	the Service Provider will not be responsible for the errors or failures to act of, modifications to, or the inaccuracy or incompleteness of, any Instruction, information or data supplied by, and has no obligation to review any information or data supplied by, (A) the Client; (B) the Distributor; (C) any Authorized Participant; (D) clearance or settlement systems; (E) any Persons specified in clause (E)(i) above; (F) any Persons who possess information about the Funds reasonably necessary for the Service Provider to provide the Services and with whom the Service Provider is required to engage or contract in order to receive such information, including, without limitation, agents of the Funds, Intermediaries, or Custodians; and (G) third parties engaged by the Service Provider at the request of the Client to provide services to or for the benefit of the Client or the Funds (“Non-Discretionary Subcontractors”), and such Persons will not be considered agents or subcontractors of the Service Provider for purposes of this Agreement;

(iv)	the Client authorizes and instructs the Service Provider to rely on the Instructions, information and data it receives from any Persons specified in clauses (E)(i) and E(iii) above; and

(v)	Service Provider is permitted to appoint agents and subcontractors to perform any of the duties of the Service Provider under this Agreement (“Administrative Support Providers”). The Service Provider will use reasonable care in the selection and continued appointment of Administrative Support Providers.
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(F)	Other Services and Activities; Conflicts of Interest. The Client acknowledges that the Service Provider and its affiliates may provide services, including administration, advisory, banking and lending, broker dealer and other financial services, to Client or to other Persons. Because the Service Provider may be prohibited under applicable Law or contractually from disclosing to the Client any fact or thing that may come to the knowledge of the Service Provider or such affiliates in the course of providing such services, or because the Service Provider in providing the Services may be “walled off” from facts or things that may come to the knowledge of the Service Provider or its affiliates in the course of providing services, including administration, advisory, banking and lending, broker dealer and other financial services, to Client or to other Persons, and therefore unable to make any such disclosures to the Client, neither the Service Provider nor such affiliates will be required or expected under this Agreement to do so. Among other things, Service Provider or an affiliate may receive or generate valuation information with respect to securities, products or services of Client, and neither the Service Provider nor any affiliate is under any obligation to disclose such information to Client or any of Client’s Customers. The Client acknowledges that neither the Service Provider nor any affiliate is under any obligation to use any such information to assess or verify the accuracy of any information that the Service Provider receives from the Client or from any Person specified in clauses 2(E)(i) and (iii). Subject to compliance with its confidentiality obligations hereunder, the Service Provider may acquire, hold or deal with, for its own account or for the account of other Persons, any shares or securities in which the Client is authorized to invest (for itself or the Funds), and the Service Provider will not be required to account to the Client for any profit arising therefrom.

(G)	AML/OFAC. The Client acknowledges that, unless included in the Services listed on Schedule 2, the Service Provider will not and shall have no duty or obligation to provide services relating to anti-money laundering (“AML”) compliance under the USA PATRIOT Act or compliance with any regulations or Executive Orders administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) in connection with the services provided under this Agreement. Client agrees to provide or cause to be provided to the Service Provider any AML or OFAC compliance reviews or reports conducted by Client or another Person in connection with the services provided by the Service Provider under this Agreement.

3.	INSTRUCTIONS

(A)	Medium of Transmission. Instructions may be transmitted manually or through any electronic medium, as agreed by the Parties or, absent such agreement, consistent with the standards and practices of professionals for hire providing services similar to the Services in the jurisdiction in which the Service Provider performs services under this Agreement.

(B)	Security Procedures. The Client will comply with reasonable security procedures designed by the Service Provider to verify the origination of Instructions (the “Security Procedures”). The Service Provider’s sole obligation will be to comply in good faith with what is contained in the Security Procedures to establish the identity or authority of any Authorized Person to send any Instruction. The Service Provider is not responsible for errors or omissions made by the Client or resulting from fraud or the duplication of any Instruction by the Client. The Service Provider may act on an Instruction if it reasonably believes it contains sufficient information.

(C)	Requests for Instructions. The Service Provider may request Instructions from an Authorized Person and may refuse to act if such refusal is permitted by this Agreement or otherwise reasonable under the circumstances, including when the Service Provider reasonably doubts the contents, authorization, origination or compliance with any Security Procedures or applicable Law of an Instruction, and will promptly notify the Client of its decision.

(D)	Reliance. The Service Provider may rely on the authority of each Authorized Person until the Service Provider has received notice acceptable to it of any change from the Client or any other Authorized Person and the Service Provider has had a reasonable time to act (after which time it may rely on the change). The Service Provider may rely on the assumption that any Instruction does not conflict with any Law, Organic Documents, SEC Order, Prospectus or Offering Documents applicable to the Client or any Funds.

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(E)	Cut Off Times. The Service Provider is only obligated to act on Instructions received prior to applicable cut-off times on a Business Day. Instructions are to be given in the English language unless the Service Provider otherwise agrees in writing.

(F)	Deemed Delivery. Unless shown to have been received earlier, such notice, instruction or other instrument shall be deemed to have been delivered, in the case of personal delivery, at the time it is left at the premises of the Party, in the case of a registered letter at the expiration of five (5) business days after posting and, in the case of fax or electronic means, immediately on dispatch; provided that, if any document is sent by fax or electronic means outside normal business hours, it shall be deemed to have been received at the next time after delivery when normal business hours commence. Evidence that the notice, instruction, or other instrument was properly addressed, stamped, and put into the post shall be conclusive evidence of posting. In proving the service of notice sent by fax or electronic means it shall be sufficient to prove that the fax or electronic communication was properly transmitted.

4.	COMPLIANCE WITH LAWS; ADVICE

(A)	Compliance. The Client will comply in all material respects with all Laws applicable to the subject matter of the Services and the Client’s receipt of the Services. Nothing in this Agreement will oblige either Party to take any action that will breach any Law applicable to such Party, or to omit to take an action if such omission will breach any such Law.

(B)	No Fiduciary, etc. The Service Provider is not, under this Agreement, (i) acting as, and is not required to take any action that would require licensing or registration as, a fiduciary, an investment adviser, a certified public accountant or a broker or dealer; or (ii) providing investment, legal or tax advice to the Client or any other Person or acting as a Fund’s independent accountants or auditors.

(C)	Laws Applicable to the Client. Except as specifically set forth in the Services Schedule, the Service Provider assumes no responsibility for compliance by the Client with any Laws applicable to the Client; and, notwithstanding any other provision of this Agreement to the contrary, the Service Provider assumes no responsibility for compliance by the Client or the Service Provider with the Laws of any jurisdiction other than those governing this Agreement.

(D)	Advice of Experts. About any matter related to the Services, the Service Provider may seek advice from counsel or independent accountants of its own choosing (who may provide such services to either Party). Any costs related to such advice from external counsel or independent accountants will be borne by the Client. The Service Provider will not be liable if it relies on advice of reputable counsel or independent accountants.

5.	COMMUNICATIONS; RECORDS AND ACCESS; CONFIDENTIALITY; PUBLICITY

(A)	Communications and Statements. Communications, notices and invoices from the Service Provider may be sent or made available by electronic form and not in hard copy. Notwithstanding its obligations under clause 2 of this Agreement, the Client will notify the Service Provider promptly in writing of anything incorrect in an invoice or periodic accounting report (a “Report”) and, in any case, within sixty (60) days from the date on which the Report is sent or made available to the Client. Reports to which the Client has not objected within this time period will be deemed accepted by the Client.

(B)	Records and Access.

(i)	Upon request, the Service Provider will provide its Service Organization Control (“SOC 1”) report issued under the Statement on Standards for Attestation Engagements No. 16 (“SSAE 16”).

(ii)	Subject to applicable Law, the Service Provider will allow the Client and its independent public accountants, agents or regulators reasonable access via internet based systems only to those records of the Client maintained by the Service Provider and relating to the Services (“Client Records”) as
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are reasonably requested by the Client in connection with an examination of the books and records pertaining to the affairs of the Client, and will seek to obtain such access from each agent or subcontractor of the Service Provider that maintains Client Records. Upon termination of this Agreement, the Service Provider may retain archival copies of Client Records.

(iii) The Client agrees that it shall pay such charges for (a) document collection, duplication, review and retrieval and (b) making the Service Provider personnel available for extraordinary periods as the Service Provider may reasonably request in connection with audits, examinations or inspections. The Client acknowledges that such charges may include the fees and expenses of external counsel to the Service Provider.

(C)	Confidentiality. The Service Provider will maintain reasonable controls consistent with, and shall treat, all Confidential Information related to the Client as confidential. The Client, on behalf of itself and on behalf of its employees, agents, subcontractors and the Funds, authorizes the transfer or disclosure of any Confidential Information relating to the Client or the Funds to and between the branches, subsidiaries, representative offices, affiliates and Administrative Support Providers of the Service Provider and third parties selected by any of them, wherever situated, for confidential use in connection with the provision of the Services (including for data processing purposes), and further acknowledges that any such branch, subsidiary, representative office, affiliate, agent or third party may transfer or disclose any such information (i) to the applicable Fund and the Fund’s accountants, (ii) to the Fund’s Intermediaries, Custodians and other service providers, and (iii) as required by any Governmental Authority or pursuant to applicable Law.

(D)	Proprietary Information.

(i)	The Client acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by the Service Provider and/or its affiliates or Administrative Support Provider constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Service Provider or each such third party. The Client agrees to treat all Proprietary Information as proprietary to the Service Provider or such third parties and further agrees that it will not divulge any Proprietary Information or Confidential Information related to Citigroup Organization to any Person or organization or use such information for any purpose, except to receive the Services or as may be specifically permitted under this Agreement or as required under applicable Law. Subject to applicable Law, the Client will treat the terms of this Agreement, including any written fee schedule as may be approved from time to time by the parties, as Confidential Information.

(ii)	Without limitation of the obligations of the Service Provider under clause 5(C), the Service Provider acknowledges that the unique investment methods utilized by a Client (“Investment Methods”) and the identities of the portfolio holdings at any time and from time to time of the Funds (“Portfolio Data”) constitute proprietary information of substantial value to the Client. The Service Provider agrees to treat, and to require its employees and Administrative Support Providers to treat, all Investment Methods and Portfolio Data as proprietary to the Client and further agrees that it will not divulge any Investment Methods or Portfolio Data to any Person or organization without the Client’s written consent, except as may be specifically permitted under this Agreement.

(E)	Use of Name. Without the written consent of the Client, the Service Provider may use the name of the Client only (A) to sign any necessary letters or other documents for and on behalf of the Client incident to the delivery of the Services and (B) in client lists used for marketing purposes. Subject to the foregoing, neither Party will publicly display the name, trade mark or service mark of the other without the prior written approval of the other, nor will the Client display that of the Service Provider or any subsidiary of the Service Provider without prior written approval from the Service Provider or the subsidiary concerned.

(F)	Market or Reference Data. The Client acknowledges that Market or Reference Data sourced from Market or Reference Data Vendors (“Market or Reference Data Vendors”) may be subject to various conditions, disclaimers and restrictions imposed on the Service Provider and persons who use or access such Market or Reference Data through the Service Provider, including the Client. Accordingly, the Client acknowledges
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and agrees with the Service Provider, and for the benefit of such Market or Reference Data Vendors, as follows:

(i)	Although the Service Provider shall use reasonable efforts to cause Market or Reference Data Vendors to provide the Service Provider with Market or Reference Data for distribution to the Client, the provision of Market or Reference Data by the Service Provider to the Client is contingent on the continued effectiveness of the applicable underlying license agreement(s) between the Service Provider and the applicable Market or Reference Data Vendors (each an “Underlying License Agreement”) and compliance by the Client with the terms of this Agreement.

(ii)	To the extent practicable, the Service Provider shall provide reasonable advance written notice to the Client (which may be in the form of a hyperlink to a web site) of (i) if the use of Market or Reference Data Vendor is specifically requested by the Client, the termination of the Underlying License Agreement with respect thereto, or (ii) any conditions or restrictions, in addition to those set forth in this clause 5(F) and in Schedule 6 of this Agreement, from time to time applicable to the Client’s use of Market or Reference Data imposed by any Market or Reference Data Vendors (“Market or Reference Data Conditions”). Market or Reference Data Conditions may include the requirement that the Client enter into an agreement with a Market or Reference Data Vendor. The Client hereby accepts the Market or Reference Data Conditions set forth in this Agreement (including Schedule 6 hereto). Until the Client delivers written notice that it does not accept Market or Reference Data Conditions that are not set out in Schedule 6, the Client shall be deemed to have accepted such Market or Reference Data Conditions about which it has been notified, provided that acceptance of a requirement that the Client enter into an agreement with a Market or Reference Data Vendor shall be deemed to occur only when the Client enters into such an agreement. Upon rejection by Client of any Market or Reference Data Conditions, the Client shall promptly cease using the applicable Market or Reference Data. Upon receipt of notice of termination of an Underlying License Agreement, the Client shall cease using the applicable Market or Reference Data.

(iii)	The termination of an Underlying License Agreement or of the Client’s rights to use Market or Reference Data may adversely affect the Services, and in such event any Service Provider obligation to provide such Market or Reference Data (or related data or reports) as part of the Services shall be terminated. In such event, the Parties shall work cooperatively and in good faith to implement alternative sources for Market or Reference Data, subject to the Change Control Process.

(iv)	Market or Reference Data Vendors make no warranties, express or implied, as to merchantability, accuracy, fitness for purpose, availability, completeness, timeliness or sequencing, or any other matter, in respect of Market or Reference Data used by the Service Provider to provide the Services, and neither does the Service Provider.

(v)	Market or Reference Data Vendors shall have no liability whatsoever to the Client in respect of Market or Reference Data used by the Service Provider to provide the Services.

(vi)	No copyright or any other intellectual property rights in the Market or Reference Data used or provided by the Service Provider to provide the Services are transferred to the Client.

(vii)	The Client shall not use Market or Reference Data for any illegal purpose or in any manner not specifically authorized by this Agreement.

(viii)	The Client is only entitled to use or disseminate Market or Reference Data provided to it by the Service Provider as set out in Schedule 6. Except as specifically permitted in Schedule 6, the Client shall not, and shall ensure that its Affiliates and its or their officers, employees and Agents shall not (i) use the Market or Reference Data for any other purpose, or (ii) publish, disclose, distribute, give access to, broadcast, use or offer the Market or Reference Data to any third party. The foregoing limited rights to use Market or Reference Data shall terminate automatically upon any termination of this Agreement.
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(G)	Communications to Customers. Without the written approval of the Service Provider, the Client will not use the name, trade mark or service mark of the Service Provider or describe the Services or the terms or conditions of this Agreement in any communication or document intended for distribution to any Customer in connection with the offering or sale by the Client of securities, products or services (an “Offering Document”); nor will the Client amend any such references to the Service Provider or the terms or conditions of this Agreement in any Offering Document that has been previously approved by the Service Provider without the Service Provider’s written approval. The Service Provider will not unreasonably withhold, condition or delay any of the foregoing requested approvals, provided that the Client include, upon request by the Service Provider, reasonable notices describing those terms of this Agreement relating to the Service Provider and its liability and the limitations thereon. If the Services include the distribution by the Service Provider of notices or statements to Customers, the Service Provider may, upon advance notice to the Client, include reasonable notices describing those terms of this Agreement relating to the Service Provider and its liability and the limitations thereon; if Customer notices are not sent by the Service Provider but rather by the Client or some other Person, the Client will reasonably cooperate with any request by Service Provider to include such notices. Client shall not, in any communications with Customers, whether oral or written, make any representations to its Customers stating or implying that the Service Provider is providing valuations with respect to Client’s securities, products or services, verifying any valuations, or verifying the existence of any assets in connection with Client’s securities, products or services.

6.	SCOPE OF RESPONSIBILITY.

(A)	Standard of Care. The Service Provider will perform its obligations with reasonable care as determined in accordance with the standards and practices of professionals for hire providing services similar to the Services in the jurisdiction(s) in which the Service Provider performs services under this Agreement (the “Standard of Care”). The Service Provider will use reasonable care to cause each Administrative Support Provider to perform with reasonable care as determined in accordance with such standards.

(B)	Responsibility for Losses. Notwithstanding any other provision of this Agreement to the contrary (including clause 6(A)), (i) the Service Provider will not be liable to the Client for any damages or losses save for those resulting from the willful misconduct, fraud or negligence of the Service Provider or any Administrative Support Provider as a result of the performance or non-performance by the Service Provider of its obligations and duties hereunder, and (ii) the Service Provider shall not be liable to the Client for any damages or losses caused by the performance or non-performance of any Administrative Support Provider selected by the Service Provider with reasonable care; and (iii) the Service Provider’s liability will be subject to the limitations set forth in this Agreement.

(C)	Limitations on Liability.

(i)	The Service Provider is responsible for the performance of only those duties as are expressly set forth herein and in the Services Schedule. The Service Provider will have no implied duties or obligations. Each Party shall mitigate damages for which the other Party may become responsible hereunder.

(ii)	The Client understands and agrees that (i) the obligations and duties of the Service Provider will be performed only by the Service Provider and are not obligations or duties of any other member of the Citigroup Organization (including any branch or office of the Service Provider) and (ii) the rights of the Client with respect to the Service Provider extend only to the Service Provider and, except as provided by applicable Law, do not extend to any other member of the Citigroup Organization.

(iii)	The Service Provider shall have no responsibility to review, confirm or otherwise assume any duty with respect to the accurateness or completeness of any Instruction or Dependency or any other information it receives from the Client or any Person specified in clauses 2(E)(i) and (iii), and shall be without liability for any loss or damage suffered by the Client, any Person specified in clauses 2(E)(i) and (iii), any Fund and any customer of a Fund as a result of the Service Provider’s reasonable reliance on and utilization of any such Instruction, Dependency or other such information. For the avoidance of doubt, the Service Provider shall not be liable and shall be indemnified by the Client for any action
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taken or omitted by it in good faith in reliance on any Instruction believed by it in good faith to have been authorized by an Authorized Person.

(iv)	The Service Provider shall have no responsibility and shall be without liability for any loss or damage caused by: the failure of the Client or any Person specified in clauses 2(E)(i) and (iii) to provide the Service Provider with any information required by clause 2; or any modification by the Client or any Person specified in clauses 2(E)(i) and (iii) to the data prepared or produced by the Service Provider.

(v)	Except as provided in this Agreement with regard to Administrative Support Providers, the Service Provider is not responsible for the acts, omissions, defaults or insolvency of any third party including, but not limited to, any Fund, Custodians, Intermediaries, Non-Discretionary Subcontractors or any other Person described in clauses 2(E)(i) and (iii).

(vi)	The Service Provider shall have no responsibility for the management of the investments or any other assets of the Client or the Funds, and the Service Provider shall have no obligation to review, monitor or otherwise ensure compliance by the Client or the Funds with the policies, restrictions, guidelines, disclosures or any term or condition of the SEC Order applicable to the Client and the Funds. Further, the Service Provider shall have no liability to the Client or any Person specified in clauses 2(E)(i) and (iii) for any loss or damage suffered by any such Person as a result of any breach of the investment policies, objectives, guidelines, restrictions or any term or condition of the SEC Order applicable to the Client and the Funds or any misstatement or omission in the Prospectus.

(vii)	The Client acknowledges that the Service Provider shall not be liable for ensuring compliance by the Client with any legislation or regulations or exemptions from legislation or regulations of any jurisdiction applicable to the Client.

(viii)	The Client acknowledges that the Service Provider does not verify the existence of any assets in connection with Fund’s securities, products or services but instead relies exclusively on information about the existence of assets provided to it by the Client, the Funds or another third party, and the Service Provider shall have no responsibility and shall be without liability for any loss or damage arising with respect to verification of assets.

(ix)	The Service Provider will not be responsible or liable for any loss or damage arising from the misuse or sharing of a Client Gateway User ID by any Authorized Person of the Client who has been issued a User ID by the Service Provider.

(x)	EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SERVICE PROVIDER HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, MADE TO THE CLIENT OR ANY OTHER PERSON, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE), OF ANY SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO SERVICES PROVIDED UNDER THIS AGREEMENT. SERVICE PROVIDER DISCLAIMS ANY WARRANTY OF TITLE OR NON-INFRINGEMENT EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT.

(xi)	Notwithstanding anything in this Agreement to the contrary, the cumulative liability of Service Provider to the Client for all losses, claims, suits, controversies, breaches or damages for any cause whatsoever (including but not limited to those arising out of or related to this Agreement), and regardless of the form of action or legal theory, shall not exceed the total amount of compensation paid to Service Provider under this Agreement during the twelve (12) months immediately before the date on which the alleged damages were claimed to have been incurred.

(xii)	For the avoidance of doubt, it is hereby agreed and declared that references to the Service Provider in this clause 6 shall be deemed to include references to the directors, officers, employees, agents and delegates of the Service Provider.

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(D)	MUTUAL EXCLUSION OF CONSEQUENTIAL DAMAGES.

EXCEPT FOR ANY LIQUIDATED DAMAGES AGREED BY THE PARTIES RELATED TO AN UNEXCUSED TERMINATION OF THIS AGREEMENT, UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL OR PUNITIVE DAMAGES, OR CONSEQUENTIAL LOSS OR DAMAGE, OR ANY LOSS OF PROFITS, GOODWILL, BUSINESS OPPORTUNITY, BUSINESS, REVENUE OR ANTICIPATED SAVINGS, IN RELATION TO THIS AGREEMENT, WHETHER OR NOT THE RELEVANT LOSS WAS FORESEEABLE, OR THE PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE OR THAT SUCH LOSS WAS IN CONTEMPLATION OF THE OTHER PARTY.

7.	INDEMNITY.

(A)	Indemnity by the Client. The Client will indemnify the Service Provider, its affiliates and its and their respective officers, directors, employees and representatives (each, an “Indemnitee”) for, and will defend and hold each Indemnitee harmless from, all losses, costs, damages and expenses (including reasonable legal fees) incurred by the Service Provider or such person in any action or proceeding between the Service Provider and the Client or between the Service Provider and any third party arising from or in connection with the performance of this Agreement (each referred to as a “Loss”), imposed on, incurred by, or asserted against the Service Provider in connection with or arising out of the following:

(i)	this Agreement, except any Loss resulting from the willful misconduct, fraud or gross negligence of the Service Provider or any Administrative Support Provider, in each case in connection with the Services;

(ii)	any alleged untrue statement of a material fact contained in any Prospectus or Offering Document of the Funds or arising out of or based upon any alleged omission to state a material fact required to be stated in any Prospectus or Offering Document or necessary to make the statements in any Prospectus or Offering Document not misleading, unless such statement or omission was made in reliance upon, and in conformity with, information furnished in writing to the Client by the Service Provider specifically for use in the Prospectus or Offering Document;

(iii)	any act or omission of the Client or any Person specified in clauses 2(E)(i) and (iii) whose Instruction or data, including records, reports and other information, including but not limited to information with respect to verification of assets, the Service Provider must rely upon in performing its duties hereunder, or as a result of acting upon any Instructions reasonably believed by the Service Provider to have been duly authorized by the Client or an Authorized Person of the Client;

(iv)	all actions relating to the transmission of data through the National Securities Clearing Corporation.

(B)	Indemnity by the Service Provider. The Service Provider will indemnify the Client, its officers, directors, employees and representatives (each, also an “Indemnitee”) for, and will defend and hold each Indemnitee harmless from, all Losses arising out of a third party claim and relating to Service Provider’s fraud, willful misconduct or negligence in the performance of its duties hereunder, provided, however, the liability of Service Provider for any Loss is subject to the limitations set forth in clause 6 hereof and will not exceed the total amount of compensation paid to the Service Provider for such services during the twelve (12) months immediately before the date on which the Losses were incurred.

(C)	Notification, Participation; Indemnitor Consent. Upon the assertion of a claim for which a Party (the “Indemnifying Party”) may be required to indemnify any Indemnitee, the Indemnitee must promptly notify the Indemnifying Party of such assertion, and will keep the Indemnifying Party advised with respect to all developments concerning such claim. The Indemnifying Party will have the option to participate with the Indemnitee in the defense of such claim or to defend against said claim in its own name or in the name of the Indemnitee. The Indemnitee shall in no case confess any claim or make any compromise in any case in which the Indemnifying Party may be required to indemnify it except with the Indemnifying Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; notwithstanding clauses
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7(A) and 7(B) hereof, in the event the Indemnitee has not secured such consent the Indemnifying Party will have no obligation to indemnify the Indemnitee.

8.	FEES AND EXPENSES

(A)	Fee Schedule. The Client will pay all fees, expenses, charges and obligations incurred from time to time in relation to the Services in accordance with the terms of Schedule 4 (the “Fee Schedule”), together with any other amounts payable to the Service Provider under this Agreement.

(B)	Taxes. The Service Provider shall not be liable for any taxes, assessments or governmental charges that may be levied or assessed on any basis whatsoever in connection with the Client or any Customer, excluding taxes, if any, assessed against the Service Provider related to its income or assets. The foregoing clause is subject to any more detailed provisions related to sales, use, excise, value-added, gross receipts, services, consumption and other similar transaction taxes related to the Services or this Agreement set forth in the Fee Schedule (if any).
(C)	Invoices. Invoices will be payable within thirty (30) days of the date of the invoice. If Client disputes an invoice, it shall nevertheless pay on or before the date that payment is due such portion of the invoice as is not subject to a bona fide dispute. Without prejudice to Service Provider’s other rights, Service Provider reserves the right to charge interest on overdue amounts (except to the extent the amount is subject to a bona fide dispute) from the due date until actual payment at an annual rate equal to the sum of the overnight Fed Funds rate as in effect from time to time plus 2 percentage points.
9.	REPRESENTATIONS

(A)	General. The Client and the Service Provider each represents at the date this Agreement is entered into and any Service is used or provided that:

(i)	It is duly organized and in good standing in every jurisdiction where it is required so to be;

(ii)	It has the power and authority to sign and to perform its obligations under this Agreement;

(iii)	This Agreement is duly authorized and signed and is its legal, valid and binding obligation, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties generally;

(iv)	Any consent, authorization or instruction required in connection with its execution and performance of this Agreement has been provided by any relevant third party;

(v)	Any act required by any relevant governmental or other authority to be done in connection with its execution and performance of this Agreement has been or will be done (and will be renewed if necessary); and

(vi)	Its performance of this Agreement will not violate or breach any applicable law, regulation, contract or other requirement;

The Service Provider’s representations and warranties in relation to clauses 9(A)(ii), 9(A)(iv) and 9(A)(vi) above, as relevant to the provision by Service Provider of Market or Reference Data under this Agreement, are subject to clause 5(E) of this Agreement;

(B)	Client. The Client also represents at the date this Agreement is entered into and any Service is used or provided that:

(i)	Where it acts as an agent on behalf of any of the Funds, whether or not expressly identified to the Service Provider from time to time, any such Fund will not, by virtue of the services provided hereunder by the Service Provider to the Client, be customers or indirect customers of the Service Provider;
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(ii)	It has received an SEC Order;

(iii)	It has not relied on any oral or written representation made by the Service Provider or any person on its behalf other than those contained in this Agreement;

(iv)	Client’s decision to retain the Service Provider is not conditioned on or influenced by the amount of assets that any affiliate of the Service Provider or any customers of the Service Provider or such affiliates may from time to time invest in or through the Client; and

(v)	It is in compliance with all Laws applicable to it, including, but not limited to, all securities, tax and commodities laws.

(C)	Service Provider. The Service Provider also represents at the date this Agreement is entered into and any Service is used or provided:

(i)	It has commercially reasonable data security and business continuity controls and plans; and

(ii)	It has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement.

10.	TERM AND TERMINATION

(A)	Term. This Agreement will begin on the Effective Date and have an initial term of three (3) years from the Effective Date (the “Initial Term”). Thereafter, unless otherwise terminated pursuant to clause 10(B), this Agreement shall be renewed automatically for successive one year periods (“Rollover Periods”).

(B)	Termination. Subject to clause 10(C):

(i)	Either Party may terminate this Agreement with or without cause, by provision of a written notice of non-renewal provided at least 90 days prior to the end of the Initial Term or any Rollover Period (which notice of non-renewal will cause this Agreement to terminate as of the end of the Initial Term or such Rollover Period, as applicable).

(ii)	Either Party may terminate this Agreement with cause on at least thirty (30) days’ written notice to the other Party if the other party has materially breached any of its obligations hereunder; provided, however, that (i) the termination notice will describe the breach; (ii) no such termination will be effective if, with respect to any breach that is capable of being cured prior to the date set forth in the termination notice, the breaching Party has reasonably cured such breach; and (iii) subject to applicable Law, no such thirty (30) day notice period shall be required in the event the other Party is insolvent or has submitted a voluntary petition for administration.

(iii)	This Agreement may be further terminated by either party immediately in the event of:

(a)	the winding up of or the appointment of an examiner or receiver or liquidator to the other party or on the happening of a like event whether at the direction of an appropriate regulatory agency or court of competent jurisdiction or otherwise; or

(b)	the other party no longer being permitted or able to perform its obligations under this Agreement pursuant to applicable law or regulation.

(iv)	This Agreement may be terminated by the Service Provider immediately based on the Service Provider’s reasonable opinion that the Client has violated any Law to which the Client is subject.

(v)	This Agreement will terminate automatically upon the termination of the Services Agreement between Huntington Strategy Shares and the Service Provider.
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(C)	Termination-related Obligations.

(i)	If the Client has terminated this Agreement without cause during the Initial Term or any Rollover Period (other than pursuant to a notice of non-renewal properly delivered in accordance with clause 10(B) of this Agreement), the Client will make a one-time cash payment to Service Provider as liquidated damages for such default, an amount equal to the balance that would be due Service Provider for its services under this Agreement during the balance of the Initial Term or Rollover Period, as applicable, assuming for purposes of the calculation of the one-time payment that the fees that would be earned by Service Provider for each month would be based upon the average fees payable to Service Provider monthly during the 12 months before the date of the event that triggers such payment (“Liquidated Damages”); provided, however, that if the Client closes all of the Funds subject to this Agreement such Liquidated Damages shall be an amount equal to the balance that would be due Service Provider for its services under this Agreement during the lesser of (x) the balance of the Initial Term or Rollover Period, as applicable, or (y) twelve (12) months. In the event that the Client is, in part or in whole, liquidated, dissolved, merged into a third party, acquired by a third party, or involved in any other transaction that materially reduces the assets and/or accounts serviced by Service Provider pursuant to this Agreement, the liquidated damages provision set forth above will apply, and will be adjusted ratably if any of the events described above is partial. Any liquidated damages amount payable to Service Provider will be payable on or before the date of the event that triggers the payment obligation. Inasmuch as a default by Client will cause substantial damages to Service Provider and because of the difficulty of estimating the damages that will result, the Parties agree that the Liquidated Damages is a reasonable forecast of probable actual loss to Service Provider and that this sum is agreed to as liquidated damages and not as a penalty.

(ii)	Upon termination, the Service Provider will, at the expense and direction of the Client, transfer to the Client or any successor service provider(s) to the Client copies of all Client Records, subject to the payment by the Client of unpaid and undisputed amounts due to the Service Provider hereunder. If by the termination date the Client has not given Instructions to deliver the Client Records, the Service Provider will keep the Client Records until the Client provides Instructions to deliver the Client Records, provided that the Service Provider will be entitled to charge the Client then-standard fees for maintaining the Client Records, and the Service Provider shall have no obligation to keep the Client records beyond six (6) months after the termination date. The Service Provider will provide no other services to or for the benefit of the Client or any successor service provider unless specifically agreed in writing by the Service Provider or as set forth in the Services Schedule.

(D)	Surviving Terms. The rights and obligations contained in clauses 2(D), 2(E), 5(A), 5(C)-(F), 5(G), 6-8, and 10-12 of this Agreement will survive the termination of this Agreement.

11.	GOVERNING LAW AND JURISDICTION

(A)	Governing Law. This Agreement will be governed by and construed in accordance with the internal laws (and not the laws of conflicts) of the State of New York.

(B)	Arbitration. To the extent permitted by applicable law, each Party agrees that any controversy arising out of or relating to this Agreement or the Services provided hereunder, shall be resolved by arbitration conducted only at FINRA (even though neither party hereto may be a FINRA member). Should any dispute be arbitrated, judgment upon any award rendered by the arbitrators in such proceeding may be entered in any state or federal court of competent jurisdiction located in the Borough of Manhattan, New York City.

(C) Sovereign Immunity. The Client and the Service Provider each irrevocably waives, with respect to itself and its revenues and assets, all immunity on the grounds of sovereignty or similar grounds in respect of its obligations under this Agreement.

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12.	MISCELLANEOUS

(A)	Entire Agreement; Amendments. This Agreement consists exclusively of this document together with any schedules and supersedes any prior agreement related to the subject matter hereof, whether oral or written. In case of inconsistency between the terms of this Agreement and the terms of any Schedule, appendix of exhibit hereto, the terms of this Agreement will prevail, provided that in the case of an inconsistency between this Agreement and the Service Schedule, the terms of the Service Schedule will prevail.

Except as specified in this Agreement, this Agreement may only be modified by written agreement of the Client and the Service Provider.

Additional Funds may be added to this Agreement upon written agreement of the Client and Service Provider by amendment of Schedule 5 adding any additional Fund.

(B)	Severability. If any provision of this Agreement is or becomes illegal, invalid or unenforceable under any applicable law, the remaining provisions will remain in full force and effect (as will that provision under any other law).

(C)	Waiver of Rights. Subject to clause 5(A), no failure or delay of the Client or the Service Provider in exercising any right or remedy under this Agreement will constitute a waiver of that right. Any waiver of any right will be limited to the specific instance. The exclusion or omission of any provision or term from this Agreement will not be deemed to be a waiver of any right or remedy the Client or the Service Provider may have under applicable law.

(D)	Recordings. The Client and the Service Provider consent to telephonic or electronic recordings for security and quality of service purposes and agree that either may produce telephonic or electronic recordings or computer records as evidence in any proceedings brought in connection with this Agreement.

(E)	Further Information. The Client agrees to execute further documents and provide materials and information as may be reasonably requested by Service Provider to enable it to perform its duties and obligations under this Agreement.

(F)	Assignment. No Party may assign or transfer any of its rights or obligations under this Agreement without the other’s prior written consent, which consent will not be unreasonably withheld or delayed; provided that the Service Provider may make such assignment or transfer to a branch, subsidiary or affiliate if it does not materially affect the provision of services to the Trust.

(G)	Headings. Titles to clauses of this Agreement are included for convenience of reference only and will be disregarded in construing the language contained in this Agreement.

(H)	Counterparts. This Agreement may be executed in several counterparts, each of which will be an original, but all of which together will constitute one and the same agreement.

(I)	Third Party Beneficiaries or Joint Venture. There are no third party beneficiaries to this Agreement. This Agreement does not create a joint venture or partnership between the Parties.

(J)	Certain Communications. The Client hereby acknowledges that it has requested the delivery of Reports, Client Records and other information processed and/or maintained by the Service Provider hereunder in an unencrypted manner and accepts the risk that such delivery means may expose such information to disclosure through media and hardware that are not within the control of the Service Provider during the delivery process.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized.

CITI FUND SERVICES OHIO, INC.	RATIONAL ADVISORS, INC.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

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Schedule 1 to Support Services Agreement

Definitions

“Administrative Support Provider” has the meaning set forth in clause 2(E)(v) of the Agreement.

“affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person; for purposes hereof, “control” of a Person means (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that person or (ii) the right to control the appointment of the board of directors, management or executive officers of that person.

“Agreement” means the Service Agreement to which this Schedule 1 is attached and any appendices and schedules attached hereto, in each case as they may be amended from time to time.

“Authorized Participant” means a broker or dealer that is a “participant” as defined in the rules of DTC and that has executed an Authorized Participant Agreement with the Distributor for the purchase and redemption of Creation Units.

“Authorized Participant Agreement” means an agreement between the Distributor, on behalf of the Client, and an Authorized Participant governing the purchase and redemption of Creation Units.

“Authorized Person” means the Client or any Person authorized by the Client, including the Distributor, to act on its behalf in the performance of any act, discretion or duty under the Agreement (including, for the avoidance of doubt, any officer or employee of such Person) in a notice reasonably acceptable to the Service Provider.

“Business Day” means any day on which the NYSE Arca, Inc. is open for business.

“Change Control Process” has the meaning set forth in clause 2(B) of the Agreement.

“Citigroup Organization” means Citigroup, Inc. and any company or other entity of which Citigroup, Inc. is directly or indirectly a shareholder or owner. For purposes of this Agreement, each branch of Citibank, N.A. will be a separate member of the Citigroup Organization.

“Client Records” has the meaning set forth in clause 5(B) of the Agreement.

“Client” has the meaning set forth in the preamble to this Agreement and includes successors-in-interest; unless the context will require otherwise.

“Confidential Information” includes all tangible and intangible information and materials being disclosed in connection with this Agreement by one of the Parties (“Disclosing Party”) to the other Party (“Receiving Party”), in any form or medium (and without regard to whether the information is owned by a Party or by a third party), that satisfy at least one of the following criteria:

(i) information related to the Disclosing Party’s, its affiliates’ or its third party licensors’ or vendors’ trade secrets, customers, business plans, strategies, forecasts or forecast assumptions, operations, methods of doing business, records, finances, assets, Proprietary Information, technology, software, systems data or other proprietary or confidential business or technical information;

(ii) information designated as confidential in writing by the Disclosing Party or information that the Receiving Party should reasonably know to be information that is of a confidential or proprietary nature;

(iii) any information derived from, or developed by reference to or use of, any information described in the preceding clauses (i) and (ii); or

(iv) any information that constitutes material, non-public information,

provided, however, that, notwithstanding the foregoing, the following will not be considered Confidential Information: (A) information that is disclosed to the Receiving Party without any obligation of confidentiality by a third person who has a right to make such disclosure; (B) information that is or becomes publicly known without

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violation of this Agreement by the Receiving Party; or (C) information that is independently developed by the Receiving Party or its employees or affiliates without reference to the Disclosing Party’s information.

“Creation Unit” means a large block of a specified number of shares of a Fund, as specified in the Prospectus. A Creation Unit is the minimum number of shares of a Fund that may be created or redeemed at any one time.

“Custodian” has the meaning set forth in clause 2(E)(i) of the Agreement.

“Dependencies” has the meaning set forth in Schedule 3 to the Agreement.

“Distributor” means the part identified as distributor or principal underwriter in the Prospectus that signs the Authorized Participant Agreement on behalf of the Client.

“DTC” means the Depository Trust Company, a limited purpose trust company organized under the laws of the State of New York.

“Effective Date” means the date first set forth on page 1 of the Agreement.

“Fee Schedule” has the meaning set forth in clause 8(A) of the Agreement.

“Force Majeure Event” has the meaning set forth in clause 2(D) of the Agreement.

“Fund” has the meaning set forth in the preamble to this Agreement.

“Governmental Authority” means any regulatory agency, court, other governmental body or self-regulatory agency with jurisdiction over a Party.

“Indemnitee” has the meaning set forth in clause 7(C) of the Agreement.

“Indemnitor” has the meaning set forth in clause 7(C) of the Agreement.

“Initial Term” has the meaning set forth in clause 10(A) of the Agreement.

“Instructions” means any and all instructions (including approvals, consents and notices) received by the Service Provider from, or reasonably believed by the Service Provider to be from, any Authorized Person, including any instructions communicated through any manual or electronic medium or system agreed between the Client and the Service Provider.

“Intermediary” has the meaning set forth in clause 2(E)(i) of the Agreement.

“Investment Methods” has the meaning set forth in clause 5(D)(ii) of the Agreement.

“Laws” means any statutes, rules and regulations of any governmental authority and applicable judicial or regulatory interpretations thereof.

“Loss” has the meaning set forth in clause 7 of the Agreement.

“Market or Reference Data” means valuation, pricing, market and other information, including corporate action data.

“Market or Reference Data Conditions” has the meaning set forth in clause 5(F)(ii) of this Agreement.

“Market or Reference Data Vendors” means providers of Market or Reference Data, which may include Affiliates of the Service Provider.

“Non-Discretionary Subcontractors” has the meaning set forth in clause 2(E)(iii) of the Agreement.

“Offering Document” means any communication or document intended for distribution to any investor in connection with the offering or sale by the Funds or the Client of securities, products or services.

“Parties” means the Client and the Service Provider.

“Person” means any natural person or incorporated or unincorporated entity.

“Policies and Procedures” means the written policies and procedures of the Client or the Funds in any way related to the Services.

“Portfolio Data” has the meaning set forth in clause 5(D)(ii) of the Agreement.

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“Proprietary Information” has the meaning set forth in clause 5(D)(i) of the Agreement.

“Prospectus” means the currently effective prospectus and statement of additional information of each Fund.

“Report” has the meaning set forth in clause 5(A) of the Agreement.

“Rollover Periods” has the meaning set forth in clause 10(A) of the Agreement.

“SEC Order” means the order of exemptive relief granted by the Securities and Exchange Commission pursuant to which the Funds operate as exchange traded funds, which order may be amended from time to time.

“Security Procedures” has the meaning set forth in clause 3(B) of the Agreement.

“Service Change” has the meaning set forth in clause 2(B) of the Agreement.

“Service Provider” has the meaning set forth in the preamble to this Agreement and includes successors-in-interest.

“Services Schedule” means Schedule 2 to the Agreement.

“Services” means the services set forth in Schedule 2 to the Agreement.

“Standard of Care” has the meaning set forth in clause 6(A) of the Agreement.

“Term” means the period between the Effective Date and the date this Agreement is terminated.

“Underlying License Agreement” has the meaning set forth in clause 5(F)(i) of this Agreement.

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Schedule 2 to Support Services Agreement -- Services

Service Provider shall provide the Services listed on this Schedule 2 to the Client and any series thereof listed on Schedule 5 (each, a “Fund”), subject to the terms and conditions of the Agreement (including the Schedules).

I. Services

1.	Fact Sheets

a.	Prepare fund quarterly fact sheets via file links generated or created through the Service Provider’s accounting system or data supplied by the Client. Service Provider also will coordinate and obtain data from the market-based research team.

b.	Service Provider will seek from Client verification of data in Fact Sheets.

c.	Service Provider will coordinate with the Funds’ distributor the advertising compliance assessment of the Fact Sheets.

d.	Service Provider will coordinate the printing of the Fact Sheets with the print vendor by the Client.

2.	PLF-B Statement

a.	Subject to and in accordance with directions and information provided by the Client, the Fund’s accountant, and the Trust's distributor in each case as identified by the Trust, the Trust's policies, as adopted from time to time by the Board of Trustees of the Trust, and procedures set forth in the Prospectus, Service Provider will determine for each Fund after the end of each Business Day the following information (“PLF-B Statement”) required for the issuance or redemption, as the case may be, of Shares in Creation Unit aggregations of a Fund on such date.

(1)	The identity and pro rata share quantity of the securities component (the “Portfolio Components”) of a Creation Unit of such Fund for purposes of purchases in-kind and redemptions in-kind for standard Creation Units.

(2) Identity and share quantities of Portfolio Components for non-standard and negotiated Creation Units will be provided by the Sponsor by agreed upon deadlines.

b.	Service Provider will deliver to the Client the PLF-B Statement upon the successful receipt of all information by the Client, Fund Accountant, and Distributor for review and approval by the Client prior to 5:00 PM EST each Business Day.

c.	Client directs Service Provider to disseminate the PLF-B Statement after 6:00 PM EST each Business Day notwithstanding the receipt of Service Provider of Client approval of PLF-B Statement.

II. Notes and Conditions Related to Services

1.	Service Provider will prepare Fact Sheets and PLF-B Statements based on parameters set by the Client, including the provisions of the SEC Order, and data received from various Fund service providers. Any modification to the Fact Sheets or PLF-B Statements by the Client shall be made only pursuant to Instructions by the Client. The Service Provider will not release any Fact Sheet or PLF-B Statement without electronic approval of the Statement by the Client. All approvals by the Client must be provided by Authorized Persons.
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2.	The Client acknowledges and agrees that although Service Provider’s services are intended to support the Client in its obligations to the Funds, Service Provider is not responsible for the accuracy or appropriateness of the data or information upon which the Service Provider prepares any Fact Sheet or PLF-B Statement other than as set forth in clause 2(E)(ii) of the Agreement. In addition, the Client further acknowledges that the Service Provider shall have no responsibility for any Fact Sheet or PLF-B Statement where the Client modifies such documents once prepared by the Service Provider.
3.	The Client acknowledges that, prior to disseminating the PLF-B Statement, the Service Provider adjusts the PLF-B Statement to account for any corporate actions reported on the Service Provider’s electronic platform relating to the securities held by the applicable Funds.
4.	The Services under this Agreement are limited to those described in Schedule B. The Client acknowledges that the Funds have entered into agreements with appropriate service providers to effect the day-to-day operation of the Funds under the SEC Order.
5.	In the event that the PLF-B Statement is incorrect, the Service Provider will create a new PLF-B Statement with the corrected information and re-submit the PLF-B Statement for the Client for approval.
6.	Although the Service Provider will conduct testing to check the accuracy and completeness of the PLF-B Statements, the Client remains responsible for the review and approval of each PLF-B Statement.

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Schedule 3 to Support Services Agreement

Dependencies

The Service Provider’s delivery of the Services is dependent upon:

(A)	The Client and its employees, agents, subcontractors, the Funds and current and predecessor Fund service providers (including, but not limited to, Custodians and Intermediaries) and the employees, agents and subcontractors of such service providers providing information and, as applicable, Instructions to the Service Provider promptly, accurately and in agreed formats and by agreed media.
(B)	The Client and its employees, agents, subcontractors, the Funds and current and predecessor Fund service providers (including, but not limited to, Custodians and Intermediaries) and the employees, agents and subcontractors of such service providers cooperating where reasonably required with the Service Provider.
(C)	The communications systems operated by the Client and third parties (other than Administrative Support Providers) in respect of activities that interface with the Services remaining fully operational.
(D)	The authority, accuracy, truth and completeness of any information, Instructions or data provided by the Client and its employees, agents, subcontractors, the Funds and current and predecessor Fund service providers (including, but not limited to, Custodians and Intermediaries) and the employees, agents and subcontractors of such service providers that is reasonably requested by the Service Provider or is otherwise provided to the Service Provider by Persons for whom the Service Provider is not responsible under the Agreement.
(E)	The Client and its employees, agents, subcontractors, the Funds and current and predecessor Fund service providers (including, but not limited to, Custodians and Intermediaries) and the employees, agents and subcontractors of such service providers providing the Service Provider with any reasonable assistance and cooperation requested by the Service Provider in connection with the management and resolution of discrepancies requiring escalation between the Parties.
(F)	The Client informing the Service Provider on a timely basis of any modification to, or replacement of, any agreement to which it is a party that is relevant to the provision of the Services.
(G)	The Client and any third parties that are not the agents or employees of the Service Provider meeting their respective responsibilities, as set forth in the Agreement and, with respect to such third parties, as listed in the Services Schedule or agreed by the Client or such third parties from time to time, including applicable cut-off times.

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Schedule 4 to Support Services Agreement

Fee Schedule

1. Fees

The Client shall pay the following fees to Service Provider as compensation for the Services rendered hereunder. All fees shall be aggregated and paid monthly.

A. Fact Sheets

$350 for preparation of each fact sheet

B. PLF-B Statement

$1,000 per fund per month for preparation of each fund’s PLF-B Statement

2. Out-of-Pocket Expenses and Miscellaneous Charges

In addition to the above fees, Service Provider shall be entitled to receive payment for the following out-of-pocket expenses and miscellaneous charges:

A.                  Reimbursement of Expenses. The Client shall reimburse Service Provider for its out-of-pocket expenses reasonably incurred in providing Services, including, but not limited to:

(i)	All freight and other delivery and bonding charges incurred by Service Provider in delivering materials to and from the Client and in delivering all materials to Shareholders;
(ii)	All direct telephone, telephone transmission, and telecopy or other electronic transmission and remote system access expenses incurred by Service Provider in communication with the Client or the Client’s investment adviser or custodian, dealers, or others as required for Service Provider to perform the Services;
(iii)	The cost of obtaining security and issuer information;
(iv)	The cost of CD-ROM, computer disks, microfilm, or microfiche, and storage of records or other materials and data;
(v)	Costs of postage, bank services, couriers, stock computer paper, statements, labels, envelopes, reports, notices, or other form of printed material (including the cost of preparing and printing all printed material) which shall be required by Service Provider for the performance of the services to be provided hereunder, including print production charges incurred;
(vi)	All copy charges;
(vii)	Any expenses Service Provider shall incur at the written direction of the Client or a duly authorized officer of the Client;
(viii)	All systems-related expenses associated with the provision of special reports; and
(ix)	Any additional expenses reasonably incurred by Service Provider in the performance of its duties and obligations under this Agreement.

B.                     Miscellaneous Service Fees and Charges. In addition to the amounts set forth in paragraphs (1) and 2(A) above, Service Provider shall be entitled to receive the following amounts from the Client:

(i)	A fee for managing and overseeing the report, print and mail functions performed by Service Provider’s third-party vendors, not to exceed $.04 per page for statements and $.03 per page for confirmations; fees for pre-approved programming in connection with creating or changing the forms of statements, billed at the rate of $150 per hour;
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(ii)	System development fees, billed at the rate of $150 per hour, as requested and pre-approved by the Client, and all systems-related expenses, agreed in advance, associated with the provision of special reports and services pursuant to any of the Schedules hereto;
(iii)	Fees for development of custom interfaces pre-approved by the Client, billed at the rate of $150 per hour;
(iv)	Ad hoc reporting fees pre-approved by the Client, billed at the rate of $150 per hour;
(i)	The Client’s portion of SAS 70 (or any similar report) expenses, to the extent applicable;
(ii)	Check and payment processing fees; and
(iii)	Costs of rating agency services.

3. Annual Fee Increase

Commencing on the one-year anniversary of the Effective Date and annually thereafter, the Service Provider may annually increase the fixed fees and other fees expressed as stated dollar amounts in this Agreement by up to an amount equal to the greater of: (a) the most recent annual percentage increase in consumer prices for services as measured by the United States Consumer Price Index entitled “All Services Less Rent of Shelter” or a similar index should such index no longer be published, and (b) 10%.

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Schedule 5 to Support Services Agreement

List of Funds

US Market Rotating Strategy ETF

EcoLogical Strategy ETF

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Schedule 6 to Services Agreement

Certain Market and Reference Data Conditions* and Permitted Uses

1. Market or Reference Data Conditions Imposed by Bloomberg Finance L.P.:

Bloomberg Finance L.P. (“Bloomberg”) requires the following conditions for use of any of its Market or Reference Data:

“Service Data” means data received from Bloomberg, including without limitation, valuation, pricing, market and other information, including corporate action data.

“Third-Party Data Providers” means all third-party sources of data included in the Service Data.

Client represents, covenants, and warrants that:

a.	Subject to subsection 1(b) below, Client will use the Service Data internally only and will not use Service Data provided by Service Provider for any purpose independent of the Licensee Services (as defined below);

“Licensee Services” consist of:

• Record-Keeping and Registration

• Transaction Processing and Settlement

• Position Reporting

• Net Asset Value (NAV) Calculations and NAV Reporting; and/or,

• Correspondent Banking

b.	Client may include a limited amount of Service Data (i) in fund performance reports sent to its clients relating to their actual investments and to its prospective clients, (ii) in prospectuses and marketing materials, and (iii) in order to fulfill a legal or regulatory requirement. No other external distribution of Service Data is permitted;

c.	Client will permit Third-Party Data Providers, and Bloomberg and its affiliates on behalf of or at the request of such Third-Party Data Providers, reasonable access to audit Client’s use of Service Data sourced from such Third Party Data Providers;

d.	Client acknowledges and agrees that Bloomberg and its affiliates as third-party beneficiaries to the Services Agreement;

e. Client acknowledges that Bloomberg has no liability or responsibility to Client relating to Client’s receipt or use of Service Data or Licensee Services;

f. If Client is located in Australia, Client represents, warrants and covenants that it is a wholesale client within the meaning of s761G or s761GA of the Australian Corporations Act;

g. Client Use of Subadvisor: If Client has engaged a Subadvisor to help manage certain of its funds, then Client may distribute Service Data received from Service Provider to such Subadvisor; provided, however, that Client further represents, warrants, and covenants that:

i. Client’s Subadvisor will use the Service Data solely to verify the NAV calculation and not for any other purpose other than as described under subsection 1(b) above; and,

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ii. Client will enter into a written agreement with Subadvisor which requires the Subadvisor to agree to:

1. Subsection 1(g)(i) above acknowledging use of Service Data solely to verify NAV calculations and for other purposes described in subsection 1(b) above;

2. Subsection 1(c) above granting Third-Party Data Providers and Bloomberg the right to audit Client’s use of Service Data;

3. Subsection 1(d) above including Bloomberg and its affiliates as third- party beneficiaries to the written agreement between Client and its Subadvisor; and,

4. Subsection 1(e) above acknowledging that Bloomberg has no liability relating to Subadvisor’s use of the Service Data.

h. As a condition of receiving the Service Data, Client shall comply with any terms or conditions relating to the use of the Service Data from time to time provided it by Bloomberg or Service Provider.

2.	Market or Reference Data Conditions Imposed by Various Exchanges:

TERMS CONCERNING MARKET DATA USE

The exchanges allowing Citi to provide Market Data to you (“Exchanges”) require Citi to advise you of these terms applicable to your receipt and use of Market Data:

DEFINITIONS

“Citi Parties” means Citigroup Global Markets Inc and its affiliates and their respective directors, officers, employees and agents.

“Market Data” means financial information or other data provided by an Exchange, provided to you by a Citi Party. Market Data may include, but is not limited to, “real time” or delayed prices, opening and closing prices and ranges, high-low prices, settlement prices, estimated and actual volume information, bids or offers and the applicable sizes and numbers of such bids or offers.

1. SCOPE

1.1	An Exchange may, in its discretion, (i) direct Citi to terminate your receipt of Market Data for any or no reason with or without notice; and (ii) require you to enter into an agreement with it directly as a condition of your receipt of the Market Data.

1.2	An Exchange may specify other terms or limitations applicable to your use of the Market Data (including Exchange policies (the “Policies”)) and you shall comply with such terms and limitations.

1.3	An Exchange may amend these terms and the Policies, without notice, from time to time.

2. PROPRIETARY RIGHTS

2.1	The Market Data constitutes valuable confidential information that is the exclusive proprietary property of the applicable Exchange. You have no rights with respect to the Market Data other than as set forth herein.

2.2	You shall not delete or obscure any copyright notice or proprietary notice contained within the Market Data or any report or publication containing Market Data.

3. USAGE RESTRICTIONS

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3.1	You may use the Market Data only for your internal business activities, unless the applicable Exchange otherwise expressly agrees or the Policies permit otherwise.

3.2	You may not, unless the applicable Exchange otherwise expressly agrees or the Policies permit otherwise:

(a)	redistribute, sell, license, disclose, retransmit or otherwise provide (“Distribute”) Market Data, or permit Market Data to be Distributed, internally or externally, in any format, by electronic or other means;

(b) use the Market Data to create data derived from, or based on, the Market Data; or

(c)	use or permit any other person to have access to and/or use Market Data for any illegal purpose.

4. REPORTING AND AUDIT

4.1	Upon Citi’s or an Exchange’s request, you must provide information demonstrating that your use of the Market Data complies with these terms.

4.2	You will cooperate with an Exchange and permit reasonable access to your premises to conduct a requested audit or review of your use of Market Data.

4.3	You shall maintain records relating to your use of the Market Data.

5. NO WARRANTIES

5.1	The Citi Parties and the Exchanges (and their respective members, shareholders, directors, officers, employees or agents, holding companies, affiliates and/or subsidiaries) do not make any representations or warranties concerning the availability, timeliness, sequence, completeness, utility, accuracy or reliability of the Market Data or any other matter.

5.2	Market Data is for information purposes only and is not intended as an offer or solicitation with respect to the purchase or sale of any security or commodity.

6. LIABILITY

6.1	Use of any Market Data other than as permitted by these terms, or any other breach or threatened breach of these terms, could cause irreparable injury to the Exchanges for which money damages would be an inadequate remedy. Accordingly, you acknowledge and agree that each Exchange shall be entitled to specific performance and injunctive and other equitable relief from the breach or threatened breach of such terms (including, without limitation, disclosure or threatened disclosure of Market Data) in addition to and not in limitation of any other legal or equitable remedies.

6.2	You represent and warrant that you will not bring any claim or commence any proceedings against the Citi Parties or any Exchange in connection with your receipt of Market Data.

7. LIABILITY; INDEMNIFICATION

7.1	THE CITI PARTIES AND THE EXCHANGES AND THEIR RESPECTIVE MEMBERS, SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS SHALL NOT BE LIABLE TO YOU OR TO ANY OTHER PERSON OR ENTITY FOR ANY LOSSES, DAMAGES (INCLUDING, WITHOUT LIMITATION, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES), CLAIMS, PENALTIES, COSTS OR EXPENSES (INCLUDING LOST PROFITS) ARISING OUT OF OR RELATING IN ANY WAY TO THE MARKET DATA OR YOUR USE OF THE MARKET DATA, DUE TO ANY CAUSE WHATSOEVER, INCLUDING NEGLIGENCE. IF THE FOREGOING DISCLAIMER AND WAIVER OF LIABILITY SHOULD BE DEEMED INVALID OR INEFFECTIVE, THE CITI PARTIES AND THE EXCHANGES AND THEIR RESPECTIVE SHAREHOLDERS,
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MEMBERS, DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS SHALL NOT BE LIABLE IN ANY EVENT, INCLUDING NEGLIGENCE, FOR ANY AMOUNT EXCEEDING THE LESSER OF (i) THE ACTUAL AMOUNT OF LOSS OR DAMAGE OR (ii) THE AMOUNT OF THE MONTHLY FEE PAID BY YOU FOR THE MARKET DATA.

7.2 You shall, at your sole expense, defend, indemnify and hold harmless the Citi Parties and the Exchanges from and against any and all losses, damages, liabilities, judgments, awards, fines, penalties, settlements, costs or other expenses (including reasonable legal costs, attorneys’ fees and disbursements), whether direct or indirect arising out of your use of Market Data.

3. Permitted Uses Pursuant to Section 5(F)(viii) of the Agreement: With respect to the Market or Reference Data of other Market or Reference Data Vendors, the following are permitted uses:

(i) Client may include limited and incidental amounts of Market or Reference Data in its reports to its Investors and regulators;

(ii) Client may disseminate incidental amounts of Market or Reference Data to third parties who perform portfolio and fund operations services for the Client (e.g. custodians) in connection with confirmation and settlement management;

(iii) If Client is an investment manager, Client may use the Market or Reference Data in internal management, research, decision and related systems used in the ordinary course of Client’s business as an investment manager; and

(iv) Client may allow its Affiliates to use, access or disseminate the Market or Reference Data as permitted above on Client’s behalf, provided that Client is fully responsible to the Service Provider and the applicable Market or Reference Data Vendors for the acts or omissions of such Affiliates, as if any act or omission of a such Affiliate were the act or omission of the Client.

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* The conditions set forth in this Schedule 6 are not exhaustive, and Service Provider reserves the right to notify Client about other Market and Reference Data Conditions, as contemplated by clause 5(F)(ii) of this Agreement.

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